Exhibit 10.42

English Translation

Lease Contract

Lessee: Quan Toodou Network Science and Technology Co., Ltd.

Lessor: Shanghai Yongtai Real Estate Development Co., Ltd.

2008

Yongxin Plaza Lease Contract

Lessor:	Shanghai Yongtai Real Estate Development Co., Ltd. (hereinafter referred to as “Party A”) Legal address at Yongxin Plaza, No.128 West Nanjing Road, Shanghai, PRC, 200003

Authorized signatory:
Tel.: 86-21-6350-8107
Fax: 86-21-6350-7659

Lessee:	Quan Toodou Network Science and Technology Co., Ltd. (hereinafter referred to as “Party B”) Legal address: Gate #6, No.1305 South Suzhou Road, Shanghai, PRC

Authorized signatory: Wei Wang
Tel.: 86-21-53750261
Fax: 86-21-53750273

THIS CONTRACT is made by and between Party A and Party B in accordance with the laws of the People’s Republic of China and relevant regulations of Shanghai Municipality and through friendly negotiation and mutual agreement between both parties in respect of Party B leasing Yongxin Plaza offices from Party A.

Article 1 Legal basis for Party A’s rights and interests

According to the provisions of relevant laws and regulations, including but not limited to the Contract Law of the People’s Republic of China, the Interim Regulations of the People’s Republic of China concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, the Measures of Shanghai Municipality on the Compensatory Transfer of Land Use Rights, the Law of the People’s Republic of China on Urban Real Estate Administration, the Regulations on Administration of Urban House Leasing, etc, Party A and Shanghai Municipal Administration of Planning and Land Resources signed the land use right assignment contract (Contract No.: Hutu (1992) Churanghutu No.164), under which Party A obtained the right to use the plot located at No.128 West Nanjing Road, Shanghai for a fifty-year period beginning on March 24, 1993 and ending on March 23, 2043. This plot was planned for business, office and entertaining purposes. Party A, as approved, built on the above plot a new mansion integrating offices, stores and restaurants and named it “Yongxin Plaza” (hereinafter referred to as the “Plaza”) which is qualified for leasing.

Article 2 Intentions of both parties

It is confirmed by both parties that Party A agrees to lease to Party B and Party B agrees to lease from Party A the house referred to hereinafter and both parties agree to abide by this Contract.

Article 3 Use of the Premises

The location which Party B leases from Party A hereunder will be used for office purpose only.

Article 4 Leased Premises and floor area

Party B hereby leases from Party A Room#602-603 on the 6th floor of Yongxin Plaza at No.128 of West Nanjing Road, Huangpu District of Shanghai, PRC (hereinafter referred to as the “Premises”). The floor area of the Premises is 698.97m2 which is already confirmed by both parties. The Premises are located at a place as shown in the plan of Attachment 11 (the Technical Report on Housing and Land Surveying and Drawing issued by Shanghai Housing and Land Surveying and Drawing Center on November 6, 1996).

The floor area referred to in this article includes the equally amortized areas of the elevator location, public passage, machine room, lavatory, accessory facilities, etc on the floor where the Premises are located.

Article 5 Rent

1. The rent of the Premises leased to Party B is calculated as per the above said floor area.

2. During the lease term hereunder, the rent of the Premises is RMB8.5 (in words: Renminbi eight point five yuan) per square meter per day which translates into a monthly rent of RMB180,714.85 (in words: Renminbi one hundred eighty thousand seven hundred fourteen yuan and eighty five fen).

Article 6 Lease term

The lease term of the Premises leased to Party B hereunder is two (2) years beginning on June 1, 2008 and ending on May 31, 2010. Party A agrees to grant Party B an extra rent-free renovation period beginning from April 1, 2008 and ending on May 31, 2008.

Article 7 Internal structure of the Premises

The conditions for delivery of the Premises provided by Party A to Party B are as follows:

1.	Walls and floorings

1)	Plaster board walls

2)	Leveled concrete terrace

2.	The following are provided according to the design criteria of this mansion:

1)	Lacquered keels, mineral wool sound-absorbing ceilings and grilled fluorescent lamps (construction to be coordinated with the renovation contractor of Party B);

2)	Fan coil air conditioning system;

3)	Smoke sensor and sprinkler system set up according to standards.

Article 8 Rent adjustment

The rent will remain unchanged within the lease term hereunder and will be determined by both parties through negotiation during the period of renewal.

Article 9 Payment method of rent and property management fee

1.	Rent and property management fee will be calculated and paid by Party B in Renminbi.

2.	Party B shall, within 5 working days after execution hereof pay to Party A one month’s rent and property management fee, i.e. RMB202,033.44 (in words; Renminbi two hundred two thousand thirty-three yuan and forty-four fen), as the pre-paid rent and property management fee.

3

Rent will be accrued and paid on and from June 1, 2008. The rent for the first month shall be paid on or before this date. For every subsequent month, the rent shall be paid on or before the first business day of the same month. Party A shall, on or before the 22nd day of the month prior to the last payment day for each month’s rent, issue to Party B a payment notice of the same amount and, after confirming receipt of payment from Party B, issue to Party B an invoice of the same amount.

[1]	There is no such Attachment 1.

4.	If Party B delays in paying the rent or any other fee, it shall pay 0.05% of the overdue rent per delayed day as the late fee.

5.	The account payable by Party B in Renminbi shall be paid to the following bank account of Party A:

Renminbi account: 404391-012-902-0-000002-4

Opening ban: Bank of China (Hong Kong) Co., Ltd Shanghai Branch

Article 10 Property management fee and other fees

Party B shall pay the following fees:

1.

Within the lease term hereunder, the property management fee per square meter of floor area per month for the Premises is RMB30.5 (in words: Renminbi thirty point five yuan). In addition, during the rent-free renovation period, Party B shall pay the normal property management fee, i.e. RMB30.5 (in words: Renminbi thirty point five yuan). Party A shall, on or before the 22nd day of the month prior to the last payment day for property management fee, issue to Party B a payment notice of the same amount.

2.	Within the lease term hereunder, Party A shall have the right to send an earlier written notice to Party B to adjust the property management fee of the Premises based on the actual expenses on the property management of the mansion and the Premises, provided that such adjustment shall be equally applicable to all the lessees of the mansion.

3.	Party B shall pay the electricity fee on the basis of the actual electricity consumption as indicated on the kilo-watt hour meter provided and installed by Party A in the Premises.

4.	Party B shall be responsible for cleaning the inside of the Premises.

5.	Other expenses and taxes incurred from using the Premises and prescribed by relevant laws and governmental authorities shall be paid in accordance with relevant laws or regulations. Each of Party A and Party B shall bear all of its own legal fees incurred hereunder.

Article 11 Rent deposit and property management fee deposit

1.	In order to ensure full and actual performance hereof, Party B shall, within 5 working days after execution hereof, pay to Party A a deposit equal to three (3) months’ rent and property management fee for the Premises, totaling RMB606,100.32 (in words: Renminbi six hundred six thousand one hundred yuan and thirty-two fen) (hereinafter referred to as the “deposit”).

2.	The deposit will be interest-free.

3.	Within the lease term hereunder Party B shall not use the above-said deposit to offset the rent or any other fee payable to Party A.

4.	Upon the expiration of this Contract, if Party B returns to Party A the Premises and all the office products and equipment provided by Party A for the Premises and settles all the fees, Party A shall within fifteen (15) working days refund to Party B the deposit in full. If Party B fails to settle any fee, Party A shall have the right to deduct the same amount from the deposit and, if the deposit is insufficient to cover the said fee, Party A shall have the right to claim the difference from Party B. If Party B fails to pay any fee by the specified time, Party A will charge Party B a late fee at the percentage specified in Paragraph 3 of Article 9 hereof.

5.	Party B shall not transfer or pledge the deposit or use it as guarantee for any third-party debt.

Article 12 Lease renewal and expansion

1.	After the lease term hereunder expires, Party B may renew the lease, provided that the following conditions are satisfied:

2.	Three (3) months before this Contract expires, Party B shall decide whether or not to renew the lease and send Party A a written notice to this effect. If Party B requests to renew the lease, a written consent shall be obtained from Party A. Under the same conditions, Party B shall have the right of priority in leasing the Premises. If Party B fails to notify Party A by the specified time, it shall be regarded as having decided not to renew the lease.

3.	The rent for the renewed lease term shall be separately negotiated and determined by Party A and Party B on the basis of the market rent price according to the provisions of Article 8 hereof.

4.	Where the lease renewal contract does not provide for, the relevant provisions hereof shall apply.

5.	If Party B needs to expand the lease, Party A shall do its utmost effort to arrange for the lease expansion and, under the same conditions, shall give priority to Party B.

Article 13 Sub-lease

1.	Unless permitted by Party A in writing, Party B is not entitled to re-lease or sublease the Premises or any part thereof to any third party.

2.	If Party B has obtained written consent from Party A for re-leasing, Party B shall procure its sub-lessee(s) to abide by this Contract and other rules and systems which Party A and/or the plaza property management company may formulate from time to time when needed and shall bear all the legal responsibilities and liabilities for all the consequences of the behaviors of its sub-lessee(s).

3.	In order to facilitate Party A and/or the plaza property management company in carrying out their management activities, Party B shall submit its lease contract(s) signed with the lessee(s) to Party A for filing.

Article 14 Confirmation of partition and renovation drawings

Party B shall, thirty (30) days before beginning partitioning and decorating the Premises, provide Party A with design and construction drawings in sextuplicate and Party A shall finish examining these drawings in three (3) days. Only after Party A signs the drawings as written consent can Party B begin construction. However, such consent will not release Party B from its obligations and responsibilities under relevant governmental regulations.

Article 15 Partition and renovation costs

Provided that the overall structure of the Premises is not affected, Party B may partition and decorate the Premises on the basis of its own business needs and according to the provisions of Article 14 hereof and bear all the partition and renovation costs.

Article 16 Protecting integrity of Yongxin Plaza’s original buildings

Party B shall not rebuild, partition or decorate the Premises in any way that may damage the original buildings of the plaza, especially structure, weight bearing, appearance, public locations, etc.

Article 17 Restoration

Before the lease term hereunder expires or Party B terminates this Contract before the lease term hereunder expires, Party B shall at its own expense restore the Premises (except natural wear) and remove all of its furniture, decorative articles, additions, etc from the Premises and at the same time repair all the damages to the Premises resulting from such removal. If Party B refuses or fails to perform any of its obligations as mentioned above, no matter what the reason may be, Party A shall have the right to deduct an appropriate amount from the rent and property management fee deposit and use the deducted amount to finish such restoration, removal and repair without separately notifying Party B. If the deposit is insufficient to cover the costs needed by Party A for finishing such restoration, removal and repair, Party B shall compensate Party A for the difference.

Article 18 Housekeeping

Considering the fact that different lessees moved into the plaza at different times, in order to ensure the working environment for lessees that moved in earlier, Party B shall carry out construction in a civilized manner and shall not place its construction materials or tools in any public passage or any other area outside the Premises. Otherwise, Party B shall bear all the responsibilities and liabilities for any personal injury or economic loss that may be caused to any other lessee by Party B’s failure to observe this article.

Article 19 Repair of the Premises

1.	Within the lease term hereunder, Party A shall ensure safe use and normal status of the Premises. Party B shall preserve and reasonably use the Premises and its accessory facilities. If the Premises or any accessory facility thereof is destroyed or damaged as a result of any fault not contributable to Party B or of any force majeure, Party B shall, immediately after knowing such destruction or damage, notify Party A in writing and take reasonable measures to constrain the loss.

2.	If the Premises or any accessory facility thereof is destroyed or damaged due to any fault or negligence on the part of Party B, Party B shall be responsible for the repairing or compensation.

3.	Party A shall be responsible for supervising and repairing any natural wear of the Premises and its accessory facilities (excluding additions made by Party B after renovation) and any damage caused thereto not by any improper or unreasonable use thereof by Party B. Party A or its property management company shall repair the damage within three (3) days after receipt of written notice from Party B. If Party A fails or refuses to repair the damage within the specified time, Party B may repair it and Party A shall bear all the associated costs.

4.	Within the lease term, Party B shall reasonably use and preserve the Premises and its accessory facilities. If the Premises or any of its accessory facility is damaged or fails due to any improper or unreasonable use by Party B, Party B shall be responsible for repairing it. If Party B refuses to repair it, Party A may repair it and Party B shall bear all the associated costs.

Article 20 Maintenance of valid insurance coverage

1.	Within the lease term, Party B may procure necessary insurance coverage for the properties in the Premises but belonging to Party B and for any third-party liability resulting from any reason on the part of Party B itself. If requested by Party A, Party B shall produce the policies for such insurances.

2.	Party B shall not itself or permit any third party to carry out any activity that may cause all or any part of the insurances for the Premises and the plaza to become invalid or increase any insurance premium. If any violation hereof by Party B causes Party A to re-procure any insurance coverage or causes any insurance premium to increase, Party B shall compensate Party A in time for any insurance premium or any extra insurance premium and other related expenses which Party A has to pay.

Article 21 Responsibility for 3rd Party Behaviors

Any behavior, default, negligence or non-performance of any of Party B’s sub-lessees (if any), employees, workers, service staff, agents, permitted persons or any other person explicitly or implicitly authorized by Party B to use or occupy the Premises shall be regarded as the behavior, default, negligence or non-performance of Party B.

Article 22 Party A’s Responsibility Exemption

Within the term of this Contract, Party A will not bear any responsibility for any damage caused to Party B in any of the following circumstances when Party B uses the Premises:

1.	Any natural disaster (including but not limited to earthquake, tsunami, fire, flood, typhoon, etc) or any force majeure event (including but not limited to governmental action, strike, etc), provided that Party A shall, upon knowing such natural disaster or force majeure event, immediately notify in writing Party B and provided the latter with official evidences proofing such natural disaster or force majeure event and take reasonable measures to constrain the loss.

2.	Losses caused by insects, theft, robbery or any other criminal offense, provided that Party A has duly performed its obligation for property management.

3.	Any defect, failure or interruption of the elevator, electricity supply (including standby electricity supply), water supply, fire fighting, security, air conditioning system or any other equipment or service not due to any intention or negligence on the part of Party A, but Party A shall be responsible for assisting Party in contacting and claiming damages from the related responsible party (including but not limited to the supplier of the elevator, electricity supply (including the standby electricity supply, water supply, fire fighting security, air conditioning system or any other equipment or service).

4.	Interruption of supply of water, electricity, gas, etc caused by external accident or municipal construction need of Shanghai Municipality or the region where the plaza is located, but Party A shall, upon knowing such interruption, send a written notice to Party B and make reasonable effort to constrain the loss.

5.	Interruption in part of supply of water, electricity, gas, etc caused by normal maintenance or trouble shooting of the plaza, but Party A shall, upon knowing such interruption, send a written notice to Party B and make reasonable effort to constrain the loss.

6.	Losses caused to Party B by any other lessee of the plaza and not due to any negligence or fault on the part of Party A.

Article 23 Inspection inside the Premises

1.	If Party A needs to enter the Premises for inspecting the building for building maintenance, environmental protection, safeguard, fire prevention, disaster prevention, rescue or any other managerial need, Party A shall give Party B twenty-four hours’ written or oral notice in advance, except under any emergency where Party A shall promptly notify Party B after the emergency.

2.	When faced with any of the above circumstances, Party B shall support and cooperate with Party A in finishing its work.

Article 24 Rescission of contract

Party A shall have the right to terminate this Contract by sending a written notice to this effect to Party B and claim damages from Party B according to the provisions of Article 27 hereof if Party B:

1.	Has not paid the rent whose amount exceeds the sum of two months’ amount, or

2.	Has not paid any other fee for sixty (60) days after the due time or any fee whose amount exceeds the sum of two months’ amount, or

3.	Changes the use of the Premises in violation of the provisions of Article 3 hereof, or

4.	Sub-leases the Premises without prior written consent in violation of the provisions of Article 13 hereof (if applicable), or

5.	Damages the original building of the plaza in violation of the provisions of Article 16 hereof, or

6.	Causes any other lessee of the plaza to suffer any hindrance or hazard and fails to effectively correct the hindrance or hazard, or

7.	Any other circumstance prescribed in any relevant law or regulation.

Article 25 Party A’s representations, warranties and no waiver of rights

1.	Party A hereby makes the following representations and warranties to Party B:

(a)	Legal ownership and authorization: Party A is the only legal owner of the Premises and the Plaza and of the right to use the land occupied by the plaza. Party A has the sufficient right, power and capability to perform and has obtained all the internal authorizations necessary or appropriate for performing the lease activity and its obligations hereunder.

(b)	Protection of the rights of Party B as a lessee: If Party A transfers its ownership of or any other right to or any other interest in the Premises to any third party other than Party B, Party A shall procure the buyer of the Premises to agree to perform all the obligations of Party A hereunder during the remaining years of the lease term and all subsequent lease terms (if any).

(c)	Exclusive use: Party B will have the right to exclusively use the Premises without being interfered by Party A or any third party, provided that Party B fully and appropriately performs its obligations hereunder.

2.	Party A hereby agrees to protect, indemnify and hold harmless Party B and its successor and assignee from and against any actual loss arising from or caused by any false statement or warranty made by Party A herein or by Party A’s breach of any of its above-mentioned representations and warranties.

3.	When Party A knows that Party B has breached this Contract but still accepts the rent, Party A shall not be regarded as having waived its right to held Party B liable for such breach. If Party A waives any of its rights hereunder, it will do so in writing. If the rent or any other money paid by Party B is insufficient, even if Party A accepts the payment, it will not prejudice Party A’s right to claim the difference from Party B or to take other measures in accordance with the provisions of this Contract or relevant laws.

Article 26 Issues after expiration of lease term

According to this Contract, when the lease term expires,

1.	Party B shall restore the Premises according to the provisions of Article 17 hereof and complete written handover formalities with Party A or the mansion management company;

2.	If Party B fails to perform its obligations under Paragraph 1 of this article, from the day after the termination hereof to the day when the written handover formalities are completed, Party B shall still pay rent to Party A at the market rate. However, the payment of such rent does not constitute any renewal or continuation of the lease hereunder;

3.	If Party B fails to perform its obligations under Paragraph 1 of this article within seven days after the due time, any and all the articles and equipment left in the Premises by Party B shall be regarded as wastes and Party A shall have the right to dispose such wastes. Party B shall bear all the labor costs incurred by Party A in removing such wastes and the actual labor and material costs incurred by Party A in restoring the Premises to standard or the original state.

4.	When returning the Premises, Party B shall not request Party A to purchase or compensate Party B for any interior renovations or equipment for any reason whatsoever.

Article 27 Defaulting Liabilities

1.	After the lease term hereunder begins, if Party B fails to lease from Party A the Premises hereunder, Party A shall have the right to confiscate the deposit placed by Party B at Party A; if Party A fails to lease to Party B the Premises hereunder, Party A will pay Party B an amount equal to two times the deposit placed by Party B at Party A.

2.	Unless otherwise specified in Article 24 hereof or any other applicable provision, neither party shall terminate this Contract at its own discretion. In case any party hereto breaches this Contract, it shall compensate the non-breaching party for any and all the economic losses (incl. legal expenses) incurred by the non-breaching party as a result.

3.	If Party B breaches any provision under Article 24 hereof or materially breaches any other relevant provision, Party A, in addition to unilaterally terminating this Contract, may deduct from the rent deposit, property management fee deposit or any other deposit all the losses and expenditures. If the deposits are insufficient to cover such losses and expenditures, Party A may request Party B to supplement the difference.

4.	After receiving from Party A the notice requesting Party B to pay the electricity fee for the previous month, Party B shall not refuse to make the payment. Otherwise, any failure to make such payment shall be regarded as a material default. If Party B fails to make the payment within sixty (60) days after the due time, Party A, in addition to unilaterally terminating this Contract in accordance with the provisions of Paragraph 2 of Article 24 hereof, may have the right to cut off the electricity supply until Party B has paid all the electricity fee in full. Besides, Party B shall be responsible for all the expenses incurred for re-connecting the electricity supply.

5.	Within the lease term hereof (excluding any renewed lease term), if Party B terminates the lease earlier or if this Contract is terminated unilaterally by Party A according to any provision of the foregoing Paragraph 3 and Paragraph 4, it shall be regarded as a material default on the part of Party B and in such a case Party A, in addition to confiscate all the deposit placed by Party B at Party A, shall have the right to request Party B to pay damages which shall be one hundred percent (100%) of the rent for the period from the day when Party B terminates the lease to the day when the lease term hereunder expires. Party A shall have the right to deduct the above-mentioned damages directly from the said deposit and, if the deposit is insufficient to cover the damages, to claim the difference from Party B.

6.	If Party A deducts any amount from the deposit placed by Party B at Party A according to the provisions hereof, Party B shall, when requested by Party A, immediately supplement the amount deducted from the deposit. Otherwise, it will be regarded as a material default on the part of Party B and Party A shall have the right to immediately repossess the Premises, terminate this Contract, confiscate all the rent and deposit already paid by Party B and claim damages from Party B in accordance with the provisions of this article.

Article 28 Contractual provisions prevailing

If any of the oral promises, statements, commercial advertisements, introductions, etc made by Party A regarding leasing houses of the plaza conflicts or does not conform to this Contract, this Contract shall prevail.

Article 29 Right of first refusal

It is hereby agreed and acknowledged by Party B that Party B has no right of first refusal (incl. that when Party A sells the Premises or any part thereof) or any other similar right to the Premises. If any law or regulation grants Party B any other right of first refusal (incl. that when Party A sells the Premises or any part thereof) or any other similar right to the Premises, Party B hereby expressly waives such right of first refusal or any other similar right.

Article 30 Governing law and jurisdiction

Any dispute arising out of or in relation to the performance hereof shall be solved by both parties through friendly negotiation on an equal footing. If negotiation fails to solve the dispute within thirty (30) days upon its occurrence, Party A or Party B shall have the right to submit it to China International Economic and Trade Arbitration Committee (CIETA) for arbitration in Shanghai in accordance with its rules. The arbitral award shall be final and binding on both Party A and Party B. The arbitral costs shall be borne in accordance with the arbitral award. During the arbitration proceedings, both parties shall continue to perform this Contract except for the issues under arbitration. This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 31 Languages

This Contract and the attachments hereto have been written in both Chinese and English languages. In the case of any discrepancy between the Chinese version and the English version, the Chinese version shall prevail.

Article 32 Notices

During the process of performing this Contract, all the notices given by one party to another shall be sent by hand delivery or by post, fax or express courier service. Normally, the mailing addresses of both parties are as follows:

Party A: Shanghai Yongtai Real Estate Development Co., Ltd.

Address: Yongxin Plaza, No.128 West Nanjing Road, Shanghai, PRC, 200003
Attn: General Manager
Tel. 86-21-6350 8107
Fax: 86-21-6350 7659

Party B: Quan Toodou Network Science and Technology Co., Ltd.

Address: Gate #6, No.1305 South Suzhou Road, Shanghai, PRC
Attn: Rui Han
Tel.: 86-21-53750261
Fax: 86-21-53750273

A notice shall be regarded as delivered

(1) On the second day after it is delivered by hand delivery or express courier service

(2) On the twelfth day after it is sent by a registered airmail;

(3) On the first working day after it is sent by fax.

If any party hereto changes its mailing address within the term hereof, it shall promptly notify the other party in writing of the new mailing address.

Article 33 Confidentiality

Party B hereby agrees to keep in strict confidence and not disclose to any third party any of the terms and conditions herein. This also applies to all the affiliates and agents of Party B.

Article 34 Effect of Attachments

Any attachment hereto shall have the same legal force and effect as this Contract.

Article 35 Effectiveness

This Contract will take effect after being signed by the authorized representatives of and affixed with the company seals of both parties and thereafter will replace the letter of intention already signed by both parties.

Article 36 Contract registration and cancellation registration

1.	After this Contract is signed and takes effect, Party A shall be responsible for registering the house lease and this Contract at relevant competent authorities and, when this Contract is modified, rescinded or terminated thereafter, for handling the corresponding modification or cancellation registration formalities. Party B shall provide Party A with all the documents which are necessary for and should be provided by Party B for handling such registration, modification or cancellation registration formalities. Party A shall bear all the losses and responsibilities resulting from its failure to handle any of such registration, modification or cancellation registration formalities, unless such failure is caused by Party B’s failure to provide any relevant document.

2.	All the taxes and expenses to be paid for registering this Contract shall be born by both parties or one party hereto according to the provisions of relevant laws and regulations.

Party A: Shanghai Yongtai Real Estate

Development Co., Ltd.

Authorized representative:

[seal: Shanghai Yongtai Real Estate Development Co., Ltd.]

Party B: Quan Toodou Network Science and Technology Co., Ltd.

Authorized representative:

[seal: Quan Toodou Network Science and Technology Co., Ltd.]

Date:             , 2008